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                           Verizon Pennsylvania Inc.

                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                             Years Ended December 31,
                                                     -------------------------------------------------------------------------
(Dollars in Millions)                                         2001          2000           1999           1998           1997
------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
   extraordinary item                                       $513.5        $806.2         $820.4         $697.3         $589.6
Equity in loss (income) from affiliates                      156.3          31.9            (.8)           ---            ---
Dividends received from equity affiliate                        .7           1.0             .8            ---            ---
Interest expense                                             132.3         133.9          122.2          120.6          114.8
Portion of rent expense representing interest                 43.8          16.5           16.6           18.2           17.5
Amortization of capitalized interest                           4.2           3.0            2.3            1.8            1.3
                                                     -------------------------------------------------------------------------
Earnings, as adjusted                                       $850.8        $992.5         $961.5         $837.9         $723.2
                                                     =========================================================================

Fixed charges:
Interest expense                                            $132.3        $133.9         $122.2         $120.6         $114.8
Portion of rent expense representing interest                 43.8          16.5           16.6           18.2           17.5
Capitalized interest                                          16.6          12.9            7.2            9.0            6.1
                                                     -------------------------------------------------------------------------
Fixed Charges                                               $192.7        $163.3         $146.0         $147.8         $138.4
                                                     =========================================================================

Ratio of Earnings to Fixed Charges                            4.42          6.08           6.59           5.67           5.23
                                                     =========================================================================
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